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                                                                     EXHIBIT 5.1


[The following text appears as letterhead:

Rogers & Hardin LLP
Attorneys at Law
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia  30303-1601]



                                 April 20, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

             Re:  Verso Technologies, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

             We have acted as counsel to Verso Technologies, Inc., a Minnesota corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Act") 4,896,894 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company issuable in connection with the Cereus Technology Partners, Inc 1997 Stock Option Plan, as amended (the "Option Plan"); the Cereus Technology Partners, Inc. Outside Directors' Warrant Plan (the "Outside Directors' Plan"); and the Cereus Technology Partners, Inc. Directors' Warrant Incentive Plan (the "Directors' Plan" and, together with the Option Plan and the Outside Directors' Plan, the "Plans"). All such shares of Common Stock underlying the warrants or options, as the case may be, granted pursuant to any of the Plans are referred to herein as the "Shares".

             The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K. Such opinion is given solely for the benefit of the Commission, may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

             In giving the opinion hereinafter set forth, we have examined the minutes of the proceedings of the stockholders and the Board of Directors of the Company, the Plans, the Second Amended and Restated Agreement and Plan of Merger, dated as of July 27, 2000, by and among the Company, Solemn Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and Cereus Technology Partners, Inc., a Delaware corporation, and such other agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials.


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Securities and Exchange Commission
April 20, 2001
Page 2

             We are members of the Bar of, and are admitted to practice only in, the State of Georgia. Accordingly, we express no opinion herein as to the laws of any jurisdiction other than the United States and the State of Georgia. To the extent that any of the opinions contained herein requires consideration of the laws of a state other than the State of Georgia, we have assumed that the laws of such state are the same as the laws of the State of Georgia.

             Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans against payment in full of the purchase price therefor, when applicable, will be validly issued, fully paid and nonassessable.

             Our conclusions are limited to the matters expressly set forth as our "opinion" in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/ Rogers & Hardin

                                           ROGERS & HARDIN